Exhibit 99.1

Ethan Allen to Announce Third Quarter Results on April 27 and Comments on Quarter -- Board of Directors Increases Dividend 16.7%, adds Two Million Shares to Repurchase Authorization

DANBURY, CT, April 14, 2015 (Globe Newswire) – Ethan Allen Interiors Inc. (NYSE:ETH) today announced that it will release its third quarter 2015 results on Monday, April 27, 2015 after the market close.

The company's Chairman, President and CEO Farooq Kathwari stated, “During the third quarter we began phase two of our new product launch as planned and continued implementing many initiatives. We are freshening up our design centers and adding to our professional staff of retail management and over 1,500 interior designers in North America. Technology is being added at all levels with a major emphasis on our website. We are very focused on increasing our manufacturing in the United States and North America. Importantly, we are strengthening our merchandising programs with changing since last fall to this fall about 70% of our offerings.

As we have discussed, these initiatives are very important for the long-term, but there will be some disruption in the short-term due to continued sell off of floor samples, implementing new product through our manufacturing and increasing our operating expenses. We expect written and delivered sales for the quarter to be flat to last year and adjusted EPS in the range of $0.18.”

Mr. Kathwari continued, “We are also pleased our balance sheet remains healthy and that we have continued to strengthen our financial structure during the quarter, now with 40% less debt than a year ago due to the early extinguishment of our senior notes. We also plan to continue to enhance shareholder return by repurchase of our stock and payment of cash dividends.

During the quarter we resumed our stock repurchase program by utilizing $2.8 million to purchase 103,766 shares. The Board of Directors has authorized an increase to the stock repurchase authorization of two million shares taking the total open repurchase authorization to 2,997,724 shares. Additionally, the Board of Directors has declared a regular quarterly cash dividend of $0.14 per share, an increase of 16.7%, which will be payable to shareholders of record as of July 9, 2015 and will be paid on July 24, 2015. Since going public, the company has invested in capital expenditures of $737.9 million including investments in retail and manufacturing properties and acquisitions, repurchased 18.3 million shares for $535.5 million, paid cash dividends of $345 million and repaid $315.8 million of debt.

Mr. Kathwari concluded, "As discussed previously, we expect another six months of some disruption as we continue to strengthen our teams and invest in our marketing and manufacturing. Our focus is to position us to grow our sales, both in our design centers and by ecommerce."

The conference call to discuss the company's business and financial highlights is scheduled for the same afternoon as the earnings release, Monday, April 27, 2015 at 5:00 PM ET. You will be able to access a live webcast from the "Events & Presentations" page at http://ethanallen.com/investors.

To access the conference call, dial 866-814-1919 (or 703-639-1363 for international callers), and provide conference ID 1653926. For those unable to listen to the live broadcast, a webcast replay will be archived on the company’s website for at least 60 days.

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant in each of Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

This press release and related discussions contain forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management's current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties including specifically, and without limitation, those set forth in Part I, Item 1A "Risk Factors" of the 2014 Form 10-K. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

Ethan Allen Interiors Inc.
Investor / Media Contact:
Corey Whitely
Executive Vice President, Administration

Chief Financial Officer and Treasurer

cwhitely@ethanalleninc.com

203-743-8517